Exhibit 99.1

McGrath RentCorp Announces Results for Fourth Quarter 2009

EPS Decreases 5% to $0.37 for the Quarter

Rental Revenues Decrease 6%

Company Announces 2% Dividend Increase

LIVERMORE, Calif.--(BUSINESS WIRE)--February 24, 2010--McGrath RentCorp (NASDAQ:MGRC), a diversified business to business rental company, today announced revenues for the quarter ended December 31, 2009, of $66.5 million, a decrease of 15%, compared to $78.5 million in the fourth quarter of 2008. The Company reported net income of $8.9 million, or $0.37 per diluted share for the fourth quarter of 2009, compared to net income of $9.3 million, or $0.39 per diluted share, in the fourth quarter of 2008.

Total revenues for the year ended December 31, 2009, were $275.6 million, compared to $304.2 million in 2008. Rental revenues decreased 5% to $186.4 million in 2009 compared to $197.2 million in 2008. Net income for the year ended December 31, 2009 decreased 19% to $33.3 million, compared to net income of $41.2 million in the prior year. EPS decreased 19% to $1.40 in 2009 from $1.72 in 2008. 2009 EPS benefited $0.02 from a lower effective tax rate of 38.3% compared to 39.1% in 2008 due to higher business levels in states with lower tax rates, primarily resulting from the first full year of the acquired Adler Tank operations.

The Company also announced that the board of directors declared a quarterly cash dividend of $0.225 per share for the quarter ending March 31, 2010, an increase of 2% over last year’s same period. On an annualized basis, the 2010 dividend represents a 3.8% yield based on the February 23, 2010 closing stock price. The cash dividend will be payable on April 30, 2010, to all shareholders of record on April 16, 2010.

Dennis Kakures, President and CEO of McGrath RentCorp, made the following comments regarding these results and future expectations:

“Our quarter over quarter results reflect the continuing challenges of adverse macroeconomic conditions, an unsettled fiscal landscape in California and highly competitive market environments; however, our sequential quarterly results provide a more positive and accurate reflection of the health of McGrath RentCorp today.

Company wide rental revenues for the fourth quarter increased by approximately 3% over our third quarter levels to $47.1 million. Our electronic test equipment and tank rental businesses’ rental revenues increased by approximately 7% and 19% respectively from third quarter 2009 results. These increases were partially offset by our modular rental business, which experienced a 5% reduction in rental revenues sequentially from the third quarter.

As a result of increased business activity levels in our electronics and tank rental businesses, combined with meaningful cost reductions in our modular inventory centers, gross margin on rents for the Company increased by 7% to $25.0 million in the fourth quarter compared to third quarter 2009 results.

In 2009, our newest organic initiatives in environmental test equipment and portable storage rentals, and the expansion of our modular business in the mid-Atlantic, all continued to grow favorably in a very difficult environment. We expect to see increased rental revenues from all of these growth engines during 2010.

We finished 2009 with favorable momentum in both our electronics and tank rental businesses. However, our modular business continues to face challenges in the California market related to the timing of bond sales and the funding of educational infrastructure projects, and school district austerity measures. The good news is that there is significant demand for the modernization of schools in California, with many projects “shovel ready”. The challenge is the timing of state bond sales and the apportionment of both existing and new bond sales funds to specific school districts in order for them to begin their multi-year projects.

In 2009, we invested capital in new rental assets predominantly to support the expansion of our new tank rental business, sold underutilized or older technology test equipment assets in our electronics business, increased the dividend, and still managed to reduce our year over year debt level by $58 million, or 19%. We are comfortably within our key lending covenants and at the end of 2009 had the capacity to borrow an additional $132 million under our lines of credit to support future rental equipment purchases and other strategic growth opportunities.

There were numerous challenges to navigate during 2009 and, all things considered, I believe that McGrath RentCorp performed admirably. I am genuinely excited about the progress and potential that I am seeing from our new initiatives, the turnaround in our electronics business, the prospects for Adler Tank Rentals to become a very meaningful part of our earnings over the next few years, and our ability to weather the challenges in our modular business as we look forward to stronger markets in the future.”

All comparisons presented below are to the quarter ended December 31, 2009 unless otherwise indicated.

MOBILE MODULAR

For the fourth quarter of 2009, the Company’s Mobile Modular division reported a 26% decrease in income from operations to $10.0 million. Rental revenues decreased 17% to $21.5 million, which resulted in a decrease in gross profit on rental revenues of 17% to $14.1 million. Sales revenues decreased 20% to $4.3 million with gross profit on sales revenues decreasing 28% to $1.1 million due to lower new and used equipment sales revenues, and lower gross margins on new equipment sales in the fourth quarter 2009. Selling and administrative expenses decreased 16% to $6.3 million.

TRS-RENTELCO

For the fourth quarter of 2009, the Company’s TRS-RenTelco division’s income from operations was unchanged at $3.9 million. Rental revenues decreased 15% to $19.7 million, which resulted in a decrease in gross profit on rental revenues of 19% to $7.1 million. Sales revenues decreased 9% to $6.0 million with gross profit on sales increasing 50% to $2.2 million due to higher gross margins on new and used equipment sales revenues in 2009 compared to 2008. Selling and administrative expenses decreased 13% to $5.8 million.

ADLER TANKS

For the fourth quarter of 2009, the Company’s Adler Tanks division, which was acquired on December 11, 2008, reported income from operations of $1.8 million. Rental revenues were $5.9 million, with gross profit on rental revenues of $3.8 million. Rental related services revenues were $1.6 million, with gross profit on rental related services revenues of $0.3 million. Selling and administrative expenses were $2.3 million.

OTHER FOURTH QUARTER HIGHLIGHTS

  Debt decreased $14.2 million during the quarter to $247.3 million, with the Company’s funded debt (notes payable) to equity ratio decreasing from 1.22 to 1 at December 31, 2008 to 0.92 to 1 as of December 31, 2009. As of December 31, 2009, the Company had capacity to borrow an additional $131.7 million under its lines of credit.
  Dividend rate increased 10% to $0.22 per share for the fourth quarter 2009 compared to the fourth quarter 2008. On an annualized basis, this dividend represents a 3.7% yield on the February 23, 2010 close price of $23.66.
  Adjusted EBITDA decreased 9% to $31.9 million for the fourth quarter of 2009. At December 31, 2009, the Company’s ratio of funded debt to the last twelve months actual Adjusted EBITDA was 1.94 to 1 compared to 2.15 to 1 at December 31, 2008. Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, amortization and other non-cash stock-based compensation. A reconciliation of net income to Adjusted EBITDA and Adjusted EBITDA to net cash provided by operating activities can be found at the end of this release.

You should read this press release in conjunction with the financial statements and notes thereto included in the Company’s latest Forms 10-K and 10-Q and other SEC filings. You can visit the Company’s web site at www.mgrc.com to access information on McGrath RentCorp, including the latest Form 10-K and 10-Q and other SEC filings.

FINANCIAL GUIDANCE

With the weak economy and challenging outlook, the Company faces significant uncertainty in forecasting its annual outlook. The Company expects 2010 financial results to be driven by higher business activity levels in its TRS-RenTelco and Adler Tanks rental operations, offset by lower business levels in Mobile Modular. The Company expects full-year earnings per share to be in a range of $1.30 to $1.45 per diluted share.

In 2010, the Company expects low single digit percentage growth in rental revenues compared to 2009 and higher sales revenues. The Company expects higher rental revenues in its Adler Tanks and TRS-RenTelco rental operations, offset by lower rental revenues in Mobile Modular. Rental equipment depreciation expense is expected to be slightly lower than 2009. Selling and administrative costs are expected to increase by approximately $4.0 million compared to 2009 as a result of growth and continued investment in our tank and portable storage operations, and removal of some of the employee cost austerity measures implemented in 2009. Full year interest expense is forecasted to be approximately flat compared to 2009. The Company expects the 2010 effective tax rate to be 38.8%. These forward-looking statements reflect McGrath RentCorp’s expectations as of February 24, 2010. Actual 2010 full-year earnings per share results may be materially different and affected by many factors, including those factors outlined in the “forward-looking statements” paragraph at the end of this press release.

ABOUT MCGRATH RENTCORP

Founded in 1979, McGrath RentCorp is a diversified business to business rental company. Under the trade name Mobile Modular Management Corporation (Mobile Modular), it rents and sells modular buildings to fulfill customers’ temporary and permanent classroom and office space needs in California, Texas, Florida, North Carolina, Georgia, Maryland, Virginia and Washington, D.C. The Company’s TRS-RenTelco division rents and sells electronic test equipment and is one of the leading rental providers of general purpose and communications test equipment in the Americas. In 2008, the Company purchased the assets of Adler Tank Rentals, a New Jersey based supplier of rental containment solutions for hazardous and nonhazardous liquids and solids with operations today in the Northeast, Mid-Atlantic, Midwest, Southeast, Southwest and West. Also, in 2008, under the trade name TRS-Environmental, the Company entered the environmental test equipment rental business serving the Americas. In 2008, the Company also entered the portable storage container rental business in Northern California under the trade name Mobile Modular Portable Storage, and in 2009 expanded this business into Southern California, Texas and Florida. For more information on McGrath RentCorp and its operating units, please visit our web sites:

Corporate – www.mgrc.com

Tanks and Boxes – www.AdlerTankRentals.com

Modular Buildings – www.MobileModularRents.com

Portable Storage – www.MobileModularRents-PortableStorage.com

Electronic Test Equipment – www.TRS-RenTelco.com

Environmental Test Equipment – www.TRS-Environmental.com

School Facilities Manufacturing – www.EnviroplexInc.com

CONFERENCE CALL NOTE

As previously announced in its press release of January 27, 2010, McGrath RentCorp will host a conference call at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) on February 24, 2010 to discuss the fourth quarter 2009 results. To participate in the teleconference, dial 1-877-741-4249 (in the U.S.), or 1-719-325-4810 (outside the US), or visit the investor relations section of the Company’s website at www.mgrc.com. Telephone replay of the call will be available for 48 hours following the call by dialing 1-888-203-1112 (in the U.S.), or 1-719-457-0820 (outside the U.S.). The pass code for the call replay is 2395490.

FORWARD-LOOKING STATEMENTS

Statements in this press release which are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, regarding McGrath RentCorp’s business strategy, future operations, financial position, estimated revenues or losses, projected costs, prospects, plans and objectives are forward looking statements. These forward-looking statements appear in a number of places and can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “forecast,” “predict,” “future,” “intend,” “hopes,” “goals” or “certain” or the negative of these terms or other variations or comparable terminology. Our expectation to see increased rental revenues from our environmental test equipment business, portable storage rentals business, and modular business in the mid-Atlantic during 2010, the prospects for Adler Tank Rentals to become a very meaningful part of our earnings over the next few years, and our ability to weather the challenges in our modular business as we look forward to stronger markets in the future are all forward-looking statements.

Management cautions that forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause our actual results to differ materially from those projected in such forward-looking statements including, without limitation, the following: the continuation and deepening of the current recession and financial, budget and credit crises, particularly in California, including the impact on funding for school facility projects and residential and commercial construction sectors, our customers need and ability to rent our products, and the Company’s ability to access additional capital in the current uncertain capital and credit market; changes in state funding for education and the timing and impact of federal stimulus monies; the effectiveness of management’s strategies and decisions, general economic, stock market and business conditions, including in the states and countries where we sell or rent our products; continuing demand for our products; hiring, retention and motivation of key personnel; failure by third parties to manufacture and deliver our products in a timely manner and to our specifications; the cost of and our ability to successfully implement information system upgrades; our ability to finance expansion and to locate and consummate acquisitions and to successfully integrate, expand and operate Adler Tanks and other acquisitions; fluctuations in interest rates and the Company’s ability to manage credit risk; our ability to effectively manage our rental assets; the risk that we may be subject to litigation under environmental, health and safety and product liability laws and claims from employees, vendors and other third parties; fluctuations in the Company’s effective tax rate; changes in financial accounting standards; our failure to comply with internal control requirements; catastrophic loss to our facilities; effect on the Company’s Adler Tanks business from reductions to the price of oil; new or modified statutory or regulatory requirements; success of the Company’s strategic growth initiatives; risks associated with doing business with government entities; seasonality of our businesses; intense industry competition including increasing price pressure; our ability to timely deliver, install and redeploy our rental products; significant increases in raw materials, labor, and other costs; and risks associated with operating internationally, including unfavorable exchange rates for the U.S. dollar against our Canadian dollar denominated revenues.

Our future business, financial condition and results of operations could differ materially from those anticipated by such forward-looking statements and are subject to risks and uncertainties including the risks set forth above, those discussed in our Form 10-K for the year ended December 31, 2009 which will be filed with the SEC on February 26, 2010, and those that may be identified from time to time in our reports and registration statements filed with the SEC. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. Forward-looking statements are made only as of the date of this press release and are based on management’s reasonable assumptions, however these assumptions can be wrong or affected by known or unknown risks and uncertainties. Readers should not place undue reliance on these forward-looking statements and are cautioned that any such forward-looking statements are not guarantees of future performance. We are under no duty to update any of the forward-looking statements after the date of this press release to conform such statements to actual results or to changes in our expectations.

MCGRATH RENTCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands, except per share amounts)	2009	2008	2009	2008

REVENUES
Rental	$47,089	$50,131	$186,442	$197,236
Rental Related Services	6,894	9,894	33,352	34,080
Rental Operations	53,983	60,025	219,794	231,316
Sales	11,966	17,886	53,376	70,404
Other	565	565	2,473	2,439
Total Revenues	66,514	78,476	275,643	304,159

COSTS AND EXPENSES
Direct Costs of Rental Operations
Depreciation of Rental Equipment	13,993	15,005	57,215	57,115
Rental Related Services	5,643	7,172	25,271	24,728
Other	8,084	8,870	33,147	36,661
Total Direct Costs of Rental Operations	27,720	31,047	115,633	118,504
Costs of Sales	8,444	14,154	38,695	49,917
Total Costs of Revenues	36,164	45,201	154,328	168,421
Gross Profit	30,350	33,275	121,315	135,738
Selling and Administrative Expenses	14,898	15,382	60,236	58,059
Income from Operations	15,452	17,893	61,079	77,679
Interest Expense	1,582	2,694	7,105	9,977
Income Before Provision for Income Taxes	13,870	15,199	53,974	67,702
Provision for Income Taxes	4,968	5,917	20,649	26,498
Net Income	$8,902	$9,282	$33,325	$41,204

Earnings Per Share:
Basic	$0.37	$0.39	$1.40	$1.74
Diluted	$0.37	$0.39	$1.40	$1.72
Shares Used in Per Share Calculation:
Basic	23,775	23,677	23,745	23,740
Diluted	23,950	23,831	23,869	23,944

Cash Dividends Declared Per Share	$0.22	$0.20	$0.88	$0.80

MCGRATH RENTCORP
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	December 31,	December 31,
(in thousands)	2009	2008

ASSETS
Cash	$1,187	$1,325
Accounts Receivable, net of allowance for doubtful accounts of $1,700 in 2009 and $1,400 in 2008	70,597	86,011
Income Taxes Receivable	6,251	7,927

Rental Equipment, at cost:
Relocatable Modular Buildings	504,415	503,678
Electronic Test Equipment	239,152	255,778
Liquid and Solid Containment Tanks and Boxes	83,891	46,288
	827,458	805,744
Less Accumulated Depreciation	(277,238)	(253,506)
Rental Equipment, net	550,220	552,238

Property, Plant and Equipment, net	74,110	76,763
Prepaid Expenses and Other Assets	14,240	18,633
Intangible Assets, net	13,670	14,136
Goodwill	27,661	27,464
Total Assets	$757,936	$784,497

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Notes Payable	$247,334	$305,500
Accounts Payable and Accrued Liabilities	50,975	55,471
Deferred Income	24,744	28,055
Deferred Income Taxes, net	167,470	145,590
Total Liabilities	490,523	534,616

Shareholders’ Equity:
Common Stock, no par value -
Authorized -- 40,000 shares
Issued and Outstanding -- 23,795 shares in 2009 and 23,709 shares in 2008	50,869	45,754
Retained Earnings	216,544	204,127
Total Shareholders’ Equity	267,413	249,881
Total Liabilities and Shareholders’ Equity	$757,936	$784,497

MCGRATH RENTCORP
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Year Ended December 31,
(in thousands)	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$33,325	$41,204
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	63,130	60,416
Provision for Doubtful Accounts	1,389	1,761
Non-Cash Stock-Based Compensation	3,598	3,766
Gain on Sale of Used Rental Equipment	(10,892)	(11,185)
Change In:
Accounts Receivable	14,121	(15,102)
Income Taxes Receivable	1,676	(7,927)
Prepaid Expenses and Other Assets	4,079	(2,475)
Accounts Payable and Accrued Liabilities	(6,595)	(531)
Deferred Income	(3,311)	(893)
Deferred Income Taxes	21,880	29,704
Net Cash Provided by Operating Activities	122,400	98,738

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments related to Acquisition of Adler Tanks	(2,100)	(88,297)
Purchase of Rental Equipment	(70,479)	(95,823)
Purchase of Property, Plant and Equipment	(2,151)	(13,552)
Proceeds from Sale of Used Rental Equipment	29,255	29,346
Net Cash Used in Investing Activities	(45,475)	(168,326)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Borrowings (Payments) Under Bank Lines of Credit	(46,166)	119,771
Principal Payments on Senior Notes	(12,000)	(12,000)
Proceeds from the Exercise of Stock Options	1,098	898
Excess Tax Benefit from Exercise and Disqualifying Disposition of Stock Options	419	140
Repurchase of Common Stock	—	(24,418)
Payment of Dividends	(20,414)	(18,568)
Net Cash Provided by (Used in) Financing Activities	(77,063)	65,823

Net Decrease in Cash	(138)	(3,765)
Cash Balance, beginning of period	1,325	5,090
Cash Balance, end of period	$1,187	$1,325

Interest Paid, during the period	$7,412	$10,073
Net Income Taxes Paid (Refunds Received), during the period	$(3,321)	$4,581
Dividends Declared, not yet paid	$5,235	$4,742
Rental Equipment Acquisitions, not yet paid	$10,429	$8,329
Common Stock Issued for the Acquisition of Adler Tanks	$—	$696

MCGRATH RENTCORP
BUSINESS SEGMENT DATA (unaudited)
Three Months Ended December 31, 2009

(dollar amounts in thousands)	Mobile Modular	TRS- RenTelco	Adler Tanks	Enviroplex	Consolidated
Revenues
Rental	$21,464	$19,731	$5,894	$—	$47,089
Rental Related Services	4,781	472	1,641	—	6,894
Rental Operations	26,245	20,203	7,535	—	53,983
Sales	4,250	5,987	116	1,613	11,966
Other	132	423	10	—	565
Total Revenues	30,627	26,613	7,661	1,613	66,514

Costs and Expenses
Direct Costs of Rental Operations:
Depreciation of Rental Equipment	3,454	9,553	986	—	13,993
Rental Related Services	3,820	464	1,359	—	5,643
Other	3,914	3,106	1,064	—	8,084
Total Direct Costs of Rental Operations	11,188	13,123	3,409	—	27,720
Costs of Sales	3,165	3,826	128	1,325	8,444
Total Costs of Revenues	14,353	16,949	3,537	1,325	36,164

Gross Profit (Loss)
Rental	14,096	7,072	3,844	—	25,012
Rental Related Services	961	8	282	—	1,251
Rental Operations	15,057	7,080	4,126	—	26,263
Sales	1,085	2,161	(12)	288	3,522
Other	132	423	10	—	565
Total Gross Profit	16,274	9,664	4,124	288	30,350
Selling and Administrative Expenses	6,316	5,755	2,300	527	14,898
Income (Loss) from Operations	$9,958	$3,909	$1,824	$(239)	15,452
Interest Expense					1,582
Provision for Income taxes					4,698
Net Income					$8,902

Other Information
Average Rental Equipment [1]	$483,504	$242,174	$71,289
Average Monthly Total Yield [2]	1.48%	2.72%	2.76%
Average Utilization [3]	69.0%	63.6%	68.2%
Average Monthly Rental Rate [4]	2.14%	4.27%	4.04%

1 Average Rental Equipment represents the cost of rental equipment excluding accessory equipment. For Mobile Modular and Adler Tanks, Average Rental Equipment also excludes new equipment inventory.
2 Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment, for the period.
3 Average Utilization is calculated by dividing the cost of Average Rental Equipment on rent by the total cost of Average Rental Equipment.
4 Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent, for the period.

MCGRATH RENTCORP
BUSINESS SEGMENT DATA (unaudited)
Three Months Ended December 31, 2008

(dollar amounts in thousands)	Mobile Modular	TRS- RenTelco	Adler Tanks	Enviroplex	Consolidated
Revenues
Rental	$25,919	$23,194	$1,018	$—	$50,131
Rental Related Services	8,793	529	572	—	9,894
Rental Operations	34,712	23,723	1,590	—	60,025
Sales	5,281	6,577	176	5,852	17,886
Other	110	455	—	—	565
Total Revenues	40,103	30,755	1,766	5,852	78,476

Costs and Expenses
Direct Costs of Rental Operations:
Depreciation of Rental Equipment	3,435	11,365	205	—	15,005
Rental Related Services	6,314	529	329	—	7,172
Other	5,588	3,144	138	—	8,870
Total Direct Costs of Rental Operations	15,337	15,038	672	—	31,047
Costs of Sales	3,764	5,139	168	5,083	14,154
Total Costs of Revenues	19,101	20,177	840	5,083	45,201

Gross Profit (Loss)
Rental	16,896	8,685	675	—	26,256
Rental Related Services	2,479	—	243	—	2,722
Rental Operations	19,375	8,685	918	—	28,978
Sales	1,517	1,438	8	769	3,732
Other	110	455	—	—	565
Total Gross Profit	21,002	10,578	926	769	33,275
Selling and Administrative Expenses	7,502	6,633	354	893	15,382
Income (Loss) from Operations	$13,500	$3,945	$572	$(124)	17,893
Interest Expense					2,694
Provision for Income taxes					5,917
Net Income					$9,282

Other Information
Average Rental Equipment [1]	$475,071	$260,631	n/a
Average Monthly Total Yield [2]	1.82%	2.97%	n/a
Average Utilization [3]	80.9%	66.3%	n/a
Average Monthly Rental Rate [4]	2.25%	4.47%	n/a

1 Average Rental Equipment represents the cost of rental equipment excluding accessory equipment. For Mobile Modular and Adler Tanks, Average Rental Equipment also excludes new equipment inventory.
2 Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment, for the period.
3 Average Utilization is calculated by dividing the cost of Average Rental Equipment on rent by the total cost of Average Rental Equipment.
4 Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent, for the period.
n/a = Not Available

MCGRATH RENTCORP
BUSINESS SEGMENT DATA (unaudited)
Twelve Months Ended December 31, 2009
(dollar amounts in thousands)	Mobile Modular	TRS- RenTelco	Adler Tanks	Enviroplex	Consolidated
Revenues
Rental	$92,331	$75,500	$18,611	$—	$186,442
Rental Related Services	25,174	1,970	6,208	—	33,352
Rental Operations	117,505	77,470	24,819	—	219,794
Sales	25,201	20,586	170	7,419	53,376
Other	581	1,858	34	—	2,473
Total Revenues	143,287	99,914	25,023	7,419	275,643

Costs and Expenses
Direct Costs of Rental Operations:
Depreciation of Rental Equipment	13,718	40,175	3,322	—	57,215
Rental Related Services	18,676	1,898	4,697	—	25,271
Other	18,748	11,470	2,929	—	33,147
Total Direct Costs of Rental Operations	51,142	53,543	10,948	—	115,633
Costs of Sales	18,548	13,798	165	6,184	38,695
Total Costs of Revenues	69,690	67,341	11,113	6,184	154,328

Gross Profit (Loss)
Rental	59,865	23,855	12,360	—	96,080
Rental Related Services	6,498	72	1,511	—	8,081
Rental Operations	66,363	23,927	13,871	—	104,161
Sales	6,653	6,788	5	1,235	14,681
Other	581	1,858	34	—	2,473
Total Gross Profit	73,597	32,573	13,910	1,235	121,315
Selling and Administrative Expenses	27,308	21,878	8,566	2,484	60,236
Income (Loss) from Operations	$46,289	$10,695	$5,344	$(1,249)	61,079
Interest Expense					7,105
Provision for Income taxes					20,649
Net Income					$33,325

Other Information
Average Rental Equipment [1]	$478,764	$247,743	$59,276
Average Monthly Total Yield [2]	1.61%	2.54%	2.62%
Average Utilization [3]	73.4%	61.4%	62.9%
Average Monthly Rental Rate [4]	2.19%	4.13%	4.16%

1 Average Rental Equipment represents the cost of rental equipment excluding accessory equipment. For Mobile Modular and Adler Tanks, Average Rental Equipment also excludes new equipment inventory.
2 Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment, for the period.
3 Average Utilization is calculated by dividing the cost of Average Rental Equipment on rent by the total cost of Average Rental Equipment.
4 Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent, for the period.

MCGRATH RENTCORP
BUSINESS SEGMENT DATA (unaudited)
Twelve Months Ended December 31, 2008

(dollar amounts in thousands)	Mobile Modular	TRS- RenTelco	Adler Tanks	Enviroplex	Consolidated
Revenues
Rental	$103,236	$92,982	$1,018	$—	$197,236
Rental Related Services	31,484	2,024	572	—	34,080
Rental Operations	134,720	95,006	1,590	—	231,316
Sales	25,796	24,948	176	19,484	70,404
Other	543	1,896	—	—	2,439
Total Revenues	161,059	121,850	1,766	19,484	304,159

Costs and Expenses
Direct Costs of Rental Operations:
Depreciation of Rental Equipment	13,311	43,599	205	—	57,115
Rental Related Services	22,492	1,907	329	—	24,728
Other	24,647	11,876	138	—	36,661
Total Direct Costs of Rental Operations	60,450	57,382	672	—	118,504
Costs of Sales	19,097	16,506	168	14,146	49,917
Total Costs of Revenues	79,547	73,888	840	14,146	168,421

Gross Profit
Rental	65,278	37,507	675	—	103,460
Rental Related Services	8,992	117	243	—	9,352
Rental Operations	74,270	37,624	918	—	112,812
Sales	6,699	8,442	8	5,338	20,487
Other	543	1,896	—	—	2,439
Total Gross Profit	81,512	47,962	926	5,338	135,738
Selling and Administrative Expenses	29,281	25,237	354	3,187	58,059
Income from Operations	$52,231	$22,725	$572	$2,151	77,679
Interest Expense					9,977
Provision for Income taxes					26,498
Net Income					$41,204

Other Information
Average Rental Equipment [1]	$461,848	$250,173	n/a
Average Monthly Total Yield [2]	1.86%	3.10%	n/a
Average Utilization [3]	81.6%	68.1%	n/a
Average Monthly Rental Rate [4]	2.28%	4.55%	n/a

1 Average Rental Equipment represents the cost of rental equipment excluding accessory equipment. For Mobile Modular and Adler Tanks, Average Rental Equipment also excludes new equipment inventory.
2 Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment, for the period.
3 Average Utilization is calculated by dividing the cost of Average Rental Equipment on rent by the total cost of Average Rental Equipment.
4 Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent, for the period.
n/a = Not Available

Reconciliation of Adjusted EBITDA to the most directly comparable GAAP measures

To supplement the Company’s financial data presented on a basis consistent with generally accepted accounting principles (“GAAP”), the Company presents Adjusted EBITDA which is defined by the Company as net income before interest expense, provision for income taxes, depreciation, amortization, and non-cash stock-based compensation.

The Company presents Adjusted EBITDA as a financial measure as management believes it provides useful information to investors regarding the Company’s liquidity and financial condition and because management, as well as the Company’s lenders use this measure in evaluating the performance of the Company.

Management uses Adjusted EBITDA as a supplement to GAAP measures to further evaluate the Company’s period-to-period operating performance and evaluate the Company’s ability to meet future capital expenditure and working capital requirements. Management believes the exclusion of non-cash charges, including stock-based compensation, is useful in measuring the Company’s cash available to operations and the performance of the Company. Because we find Adjusted EBITDA useful the Company believes its investors will also find Adjusted EBITDA useful in evaluating the Company’s performance.

Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows, or other consolidated income or cash flow data prepared in accordance with GAAP in the United States or as a measure of the Company’s profitability or liquidity. Adjusted EBITDA is not in accordance with or an alternative for GAAP, and may be different from non−GAAP measures used by other companies. Unlike EBITDA which may be used by other companies or investors, Adjusted EBITDA does not include stock-based compensation charges. The Company believes that Adjusted EBITDA is of limited use in that it does not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP and does not accurately reflect real cash flow. In addition, other companies may not use Adjusted EBITDA or may use other non-GAAP measures, limiting the usefulness of Adjusted EBITDA. Therefore, Adjusted EBITDA should only be used to evaluate the Company’s results of operations in conjunction with the corresponding GAAP measures. The presentation of Adjusted EBITDA is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures. The Company compensates for the limitations of Adjusted EBITDA by relying upon GAAP results to gain a complete picture of the Company’s performance. Since Adjusted EBITDA is a non-GAAP financial measure as defined by the Securities and Exchange Commission, the Company includes in the tables below reconciliations of Adjusted EBITDA to the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States.

Reconciliation of Net Income to Adjusted EBITDA
(dollar amounts in thousands)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Net Income	$8,902	$9,282	$33,325	$41,204
Provision for Income Taxes	4,968	5,917	20,649	26,498
Interest	1,582	2,694	7,105	9,977
Income from Operations	15,452	17,893	61,079	77,679
Depreciation and Amortization	15,519	16,273	63,130	60,416
Non-Cash Stock-Based Compensation	894	936	3,598	3,766
Adjusted EBITDA [1]	$31,865	$35,102	$127,807	$141,861

Adjusted EBITDA Margin [2]	48%	45%	46%	47%

Reconciliation of Adjusted EBITDA to Net Cash Provided by Operating Activities
(dollar amounts in thousands)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Adjusted EBITDA [1]	$31,865	$35,102	$127,807	$141,861
Interest Paid	(1,954)	(3,146)	(7,412)	(10,073)
Net Income Taxes (Paid) Refunds Received	(603)	(1,169)	3,321	(4,581)
Gain on Sale of Rental Equipment	(2,868)	(2,395)	(10,892)	(11,185)
Change in certain assets and liabilities:
Accounts Receivable, net	7,052	(4,485)	15,510	(13,341)
Prepaid Expenses and Other Assets	246	1,217	4,079	(2,475)
Accounts Payable and Other Liabilities	1,438	(1,998)	(6,702)	(575)
Deferred Income	(2,654)	(5,658)	(3,311)	(893)
Net Cash Provided by Operating Activities	$32,522	$17,468	$122,400	$98,738

1 Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, amortization, and non-cash stock-based compensation.
2 Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by total revenues for the period.

CONTACT:
McGrath RentCorp
Keith E. Pratt, 925-606-9200
Chief Financial Officer